Exhibit 99.1

Getty Images Reports Financial Results for the Second Quarter of 2007

Key Initiatives in the Quarter Further the Company’s Digital Media Strategy

SEATTLE – August 1, 2007 – Getty Images, Inc. (NYSE:GYI), the world’s leading creator and distributor of visual content, today reported results for the second quarter ended June 30, 2007.

Quarterly Highlights

•	Revenue increased 6.5 percent to $218 million compared to the second quarter of 2006

•	Important strategic acquisitions of WireImage, Punchstock and Pump Audio were completed during the quarter

•	Earnings per diluted share were $0.56 compared to $0.37 in the second quarter of 2006

•	Cash provided by operating activities was $49 million in the quarter

“Soon after we founded Getty Images in 1995, we recognized that the breadth of creators and users of digital imagery would expand. This trend continues and we remain the leader in all areas and categories of the visual content industry from traditional stock photography to microstock. Furthermore, we are extending our leadership position in editorial imagery, footage and our imagery-related products and services, all of which have excellent growth potential,” said Jonathan Klein, co-founder and chief executive officer. “We are making wonderful strides with some of our newer businesses, including commercial music licensing and the opportunity for growth in the consumer market while remaining focused on stabilizing our traditional creative stills business.”

Revenue increased 6.5 percent to $218.0 million from $204.6 million in the second quarter of 2006. Excluding the effects of changes in currency exchange rates, revenue grew 2.4 percent. Growth in almost all areas of the business was partly offset by a decline in traditional creative stills imagery revenue.

As a percentage of revenue, cost of revenue was 26.7 percent, compared to 24.8 percent in the prior year due primarily to revenue growth in certain of the company’s product lines with average royalties that are higher than traditional creative stills imagery, in particular in editorial and microstock imagery.

Selling, general and administrative expenses (SG&A) totaled $84.1 million or 38.6 percent of revenue for the second quarter of 2007, compared to $77.9 million or 38.1 percent of revenue in the second quarter of 2006. Excluding $1.3 million of non-recurring professional fees, the effects of changes in currency exchange rates, and SG&A associated with acquired companies, SG&A declined on a year over year basis.

Income from operations was $53.1 million or 24.4 percent of revenue in the second quarter of 2007 compared to $41.2 million in the second quarter of 2006. Results for the second quarter of 2006 included a restructuring charge of approximately $16.5 million. Excluding this charge, income from operations for the second quarter of 2006 was $57.7 million, or 28.2 percent of revenue.

Net income for the second quarter of 2007 was $33.7 million with earnings per diluted share of $0.56, or $0.57 excluding non-recurring professional fees, compared to $23.2 million and $0.37 in the second quarter of 2006. Results for the second quarter of 2006 included a total of $14.1 million after taxes for a restructuring charge and a loss on the sale of short-term investments. Excluding these items, net income for the second quarter of 2006 was $37.3 million or $0.59 per diluted share.

Cash balances were $288.6 million at June 30, 2007. Net cash provided by operating activities during the second quarter of 2007 was $48.8 million. During the quarter, the company spent a total of $248 million for acquired businesses, of which $120 million was financed through the company’s senior credit facility and the remaining $128 million paid from existing cash balances.

Business Outlook

The following forward-looking statements reflect Getty Images’ expectations as of August 1, 2007. The company currently does not intend to update these forward-looking statements until the next quarterly results announcement.

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Getty Images, Inc.

Second Quarter 2007 Financial Results

The company has announced a restructuring and related reduction in workforce of about 100 employees that will result in a charge of approximately $4.0 million in the third quarter of 2007 and is expected to result in annualized savings of approximately $20 million in staff and staff related costs. The company continues to focus on managing costs effectively while investing in the areas of the business that provide the best opportunities for growth.

For the third quarter of 2007, the company expects revenue of approximately $210 million and diluted earnings per share of $0.43. Excluding approximately $0.04 for restructuring costs, diluted earnings per share would be $0.47.

For full year 2007, the company expects revenue of approximately $855 million and earnings per share of approximately $2.18. Excluding approximately $0.04 for restructuring costs in the third quarter of 2007, diluted earnings per share would be $2.22.

Guidance for 2007 assumes just over 60 million fully diluted shares for both the third quarter and for the full year.

Web cast information

The company will host a conference call today at 2:00 pm PT. The dial-in number is 877.502.9273 (North America) or 913.981.5582 (international). There will be a live web cast of the conference call, which can be accessed from the Investors page in the About Us section of the Getty Images Web site at www.gettyimages.com. The company will also provide a replay of the conference call at 888.203.1112 (North America) or 719.457.0820 (international), confirmation number 6421437, until August 3, at 9:00 pm PT. The web cast will be archived on the Getty Images Web site and will be available until August 1, 2008. Supplemental statistical information referenced in the conference call will be available in the Investors section of the Web site.

About Getty Images

Getty Images is the world’s leading creator and distributor of visual content and the first place creative professionals turn to discover, purchase and manage imagery. The company’s award-winning photographers and imagery help customers create inspiring work which appears every day in the world’s most influential newspapers, magazines, advertising campaigns, films, television programs, books and Web sites. Headquartered in Seattle, WA and serving customers in more than 100 countries, Getty Images believes in the power of imagery to drive positive change, educate, inform, and entertain. Visit Getty Images at http://gettyimages.com.

Some of the statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, assumptions and projections about our business as of the time the statements are made. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause our actual results to differ materially from our past performance and our current expectations, assumptions and projections. Differences may result from actions taken by us as well as from risks and uncertainties beyond our control. These risks and uncertainties include, among others, the risks associated with currency fluctuations, changes in the economic, political, competitive and technological environments, and the risks associated with system security, upgrades, updates and service interruptions. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review the reports filed by us with the Securities and Exchange Commission, in particular our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and Amended Annual Report on Form 10-K/A for the year ended December 31, 2006. Except as required by law, we do not intend to update or revise any forward-looking statements until our next quarterly earnings release.

Contacts:
Investors:	Media:
Alan Pickerill	Deb Trevino
Director, Investor Relations	Vice President, Communications
206.925.6355	206.925.6474
alan.pickerill@gettyimages.com	deb.trevino@gettyimages.com

Getty Images, Inc.

Second Quarter 2007 Financial Results

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2007	2006	2007	2006
(In thousands, except per share amounts)

Revenue	$217,957	$204,608	$430,607	$405,037
Cost of revenue (exclusive of items shown separately below)	58,188	50,681	113,024	102,947
Selling, general and administrative expenses	84,091	77,861	165,494	152,137
Depreciation	15,083	13,260	29,627	25,517
Amortization	7,090	5,182	12,316	8,913
Restructuring costs	443	16,492	1,405	16,927
Other operating income	(16)	(34)	(43)	(1,198)

Operating expenses	164,879	163,442	321,823	305,243

Income from operations	53,078	41,166	108,784	99,794
Investment income (loss)	2,321	(1,203)	5,615	2,813
Interest expense	(1,714)	(377)	(2,148)	(734)
Other non-operating income (expenses)	271	(668)	(524)	(622)

Income before income taxes	53,956	38,918	111,727	101,251
Income tax expense	(20,303)	(15,751)	(40,044)	(39,045)

Net income	$33,653	$23,167	$71,683	$62,206

Earnings per share
Basic	$0.57	$0.38	$1.21	$1.00
Diluted	0.56	0.37	1.19	0.98

Shares used in computing earnings per share
Basic	59,236	61,508	59,212	61,916
Diluted	60,175	62,902	60,142	63,397

Getty Images, Inc.

Second Quarter 2007 Financial Results

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	JUNE 30, 2007	DECEMBER 31, 2006
(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$288,578	$339,466
Accounts receivable, net	131,738	121,232
Prepaid expenses	19,533	13,685
Deferred income taxes, net	9,548	11,142
Income taxes receivable	13,922	—
Other current assets	3,624	1,500

Total current assets	466,943	487,025
Property and equipment, net	159,709	147,133
Goodwill	1,217,413	1,001,027
Identifiable intangible assets, net	132,397	77,234
Other long-term assets	2,001	1,965

Total assets	$1,978,463	$1,714,384

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$94,130	$74,297
Accrued expenses	36,327	39,412
Income taxes payable	—	6,353
Short-term debt	385,000	—
Deferred revenue	15,518	12,897
Other current liabilities	319	242

Total current liabilities	531,294	133,201
Long-term debt	—	265,000
Deferred income taxes, net	40,741	11,596
Other long-term liabilities	66,032	56,350

Total liabilities	638,067	466,147

Stockholders’ equity
Common stock	627	626
Additional paid-in capital	1,329,501	1,321,645
Common stock repurchased	(207,676)	(207,676)
Retained earnings	158,970	91,459
Accumulated other comprehensive income	58,974	42,183

Total stockholders’ equity	1,340,396	1,248,237

Total liabilities and stockholders’ equity	$1,978,463	$1,714,384

Getty Images, Inc.

Second Quarter 2007 Financial Results

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

SIX MONTHS ENDED JUNE 30,	2007	2006
(In thousands)

Cash flows from operating activities
Net income	$71,683	$62,206
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	29,627	25,517
Amortization of identifiable intangible assets	12,316	8,913
Deferred income taxes	10,043	3,218
Changes in income tax reserves	7,005	132
Employee stock-based compensation	6,742	7,210
Bad debt expense	2,230	2,165
Restructuring costs	1,405	16,927
Other changes in long-term assets and liabilities, net	(666)	228
Loss on sale of available-for-sale investments	—	3,956

Changes in current assets and liabilities, net of effects of business acquisitions
Accounts receivable	(5,663)	5,186
Accounts payable	8,232	(308)
Accrued expenses	(13,796)	(16,862)
Income taxes payable	(11,717)	(834)
Changes in other current assets and liabilities, net	(3,684)	3,758

Net cash provided by operating activities	113,757	121,412

Cash flows from investing activities
Acquisitions of businesses, net of cash acquired	(252,738)	(194,943)
Acquisition of property and equipment	(35,768)	(35,139)
Proceeds from available-for-sale investments	—	304,443
Acquisition of available-for-sale investments	—	(9,330)
Other investing activities	(451)	300

Net cash (used in) provided by investing activities	(288,957)	65,331

Cash flows from financing activities
Senior credit facility borrowing	120,000	—
Proceeds from the issuance of common stock	1,844	5,600
Common stock repurchased	—	(161,449)
Other financing activities	(1,798)	2,400

Net cash provided by (used in) financing activities	120,046	(153,449)

Effects of exchange rate changes	4,266	3,082

Net (decrease) increase in cash and cash equivalents	(50,888)	36,376
Cash and cash equivalents, beginning of period	339,466	223,084

Cash and cash equivalents, end of period	$288,578	$259,460